EXHIBIT 10.1

2010 Goals & Bonus Plan

Two (2) sub plans:
I.	Field Operator and Technician Plan
▪	This plan covers Operators, Technicians and supporting roles.
II.	Corporate Plan (see below)
▪	This plan covers all other employees not designated under the Operator and Technician Plan.
▪	Since Cheniere has completed construction and is operational, management proposes linking bonuses to margin goals tied to short-term and long-term deals/contracts.

Corporate Plan
I.	Goal: 36 – 48 cargoes and/or $75 million of gross margin.
II.	Bonus Pool:
▪
The pool will have a minimum funding of  $5 MM which will be increased with 12% of any gross margin generated, such that each incremental $25 MM of gross margin generated will fund the pool with an additional $3 MM.

▪	Gross margin = earnings minus direct costs (non-GAAP measure).
▪	Components of the bonus pool:
1.	Minimum Funding = $5 MM
2.	Short-term Component = 12% of gross margin from short-term (less than four years) contracts
▪
Gross margin generated from short-term contracts will fund the pool only to the extent credited to the 2010 fiscal year.  For example, a three-year contract with a total gross margin of $75 MM over the three year term may only yield gross margin of $25 MM in 2010, hence $3.0 MM would be added to the bonus pool for the Short-term Component.

3.	Long-term Component = 12% of gross margin from long-term (four or more years) contracts
▪	Gross margins generated from long-term contracts will be equal to the present value of the gross margins over the contract(s) term, applying a 15% discount rate to margins in year four and beyond.
III.	Payout:
A.	The Minimum Funding and Short-term Component will be paid in cash no later than February 28, 2011, provided the participant is an employee of Cheniere as of such payment date.
B.	The Long-term Component will be paid in a combination of 50% cash and 50% equity in 3 equal annual installments, subject to the vesting requirements and potential cash limitations below.
▪
Determination of participant bonus amount:  Each participant’s cash and equity portion of the Long-term Component shall be determined no later than February 28, 2011.  The equity portion of the Long-term Component shall be granted no later than February 28, 2011.  The second and third installments of the equity award will be granted to the participant in the form of restricted stock.

▪
Vesting and payment:  The first installment of the Long-term Component (cash and equity portions) will vest and be paid no later than February 28, 2011, provided the participant is an employee of Cheniere as of that date (“Initial Vesting Date”).  The second installment will vest and be paid on the first anniversary of the Initial Vesting Date, and the third installment will vest and be paid on the second anniversary of the Initial Vesting Date.  Except as set forth below, the participant shall forfeit the unvested cash and equity portions of the Long-term Component if the participant’s employment with Cheniere terminates for any reason prior to the applicable vesting dates.

▪
Determining the number of shares to be granted:  The number of total shares to be granted to participants will be determined by dividing 50% of the Long-term Component by the average closing price of the Company’s common stock as reported on the NYSE Amex, LLC for December 2010.

2010 Goals & Bonus Plan

C.
Vesting upon termination, death, disability, or change of control: If (i) Cheniere terminates the participant’s employment without Cause (as defined in the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan, as amended (“2003 LTIP”)) or the participant terminates his/her employment for Good Reason (as defined in the 2003 LTIP), or (ii) the participant dies or incurs a Disability (as defined in the 2003 LTIP) or a Change of Control (as defined in the 2003 LTIP) occurs, in each case before the bonus has been fully vested, the unvested portion of the bonus as of such date shall become immediately vested and payable in a single lump sum to the participant (or beneficiary in the case of the participant’s death).

▪
Notwithstanding the foregoing, in any circumstance in which the foregoing definitions of Disability or Change of Control would be operative and with respect to which the income tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would apply or be imposed, but where such tax would not apply or be imposed if the meaning of the term “Disability” met the requirements of Section 409A(a)(2)(A)(ii) of the Code or “Change of Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Disability” herein shall have the meaning ascribed to it within the meaning of Treas. Reg. §1.409A–3(i)(4) and “Change of Control” herein shall mean, but only for the transaction so affected, a “change in control event” within the meaning of Treas. Reg. §1.409A–3(i)(5).

▪
If the payment of the bonus would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then such payment shall be paid on the date that is six months (plus one day) after the date of the participant’s termination of employment with Cheniere (or if such payment date does not fall on a business day, the next following business day), or such earlier date upon which such payment can be paid under Section 409A of the Code without being subject to such additional taxes and interest.

D.
In the event the Company does not have sufficient shares in the 2003 LTIP or any successor plan at the time of grant to fund the equity portion of the Long-term Component, then the Company may settle the unfunded equity portion with cash.

E.	The total annual cash payment will be limited to $20 MM per year until the pool is paid.
F.
Cheniere shall have the right to take any action as may be necessary or appropriate to satisfy any federal, state, local or any other tax withholding obligations as it determines are necessary at the time payments of the bonus are made.